Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 24, 2022

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2021

Andover, MA, February 24, 2022 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2021. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the fourth quarter ended December 31, 2021 totaled $90.3 million, a 7.1% increase from $84.3 million for the corresponding period a year ago, and a 6.3% sequential increase from $84.9 million in the third quarter of 2021.

Gross margin increased to $40.8 million for the fourth quarter of 2021, compared to $40.5 million for the corresponding period a year ago, but decreased sequentially from $42.8 million for the third quarter of 2021. Gross margin, as a percentage of revenue, decreased to 45.2% for the fourth quarter of 2021, compared to 48.0% for the corresponding period a year ago, and from 50.4% for the third quarter of 2021.

Net income for the fourth quarter was $8.9 million, or $0.20 per diluted share, compared to net income of $11.2 million or $0.25 per diluted share, for the corresponding period a year ago and net income of $13.3 million, or $0.29 per diluted share, for the third quarter of 2021.

Cash flow from operations totaled $14.2 million for the fourth quarter, compared to cash flow from operations of $19.3 million for the corresponding period a year ago, and cash flow from operations of $10.1 million in the third quarter of 2021. Capital expenditures for the fourth quarter totaled $16.8 million, compared to $11.8 million for the corresponding period a year ago and $15.2 million for the third quarter of 2021. The sum of cash, cash equivalents, and short-term investments as of December 31, 2021 decreased 0.5% sequentially to approximately $227.6 million compared to approximately $228.9 million as of September 30, 2021.

Revenues for the year ended December 31, 2021 increased 21.2% to $359.4 million, from $296.6 million for the prior year. Gross margin, as a percentage of revenue, increased to 49.6% for the year ended December 31, 2021, compared to 44.3% for the prior year. Net income for 2021 was $56.6 million, or $1.26 per diluted share and 15.8% of revenues, compared to $17.9 million, or $0.41 per diluted share and 6.0% of revenue in the prior year. Cash flows from operations totaled $54.4 million for the year ended December 31, 2021, a 56.8% increase from cash flows from operations of $34.7 million for the prior year.

Commenting on fourth quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Once again, component shortages and capacity constraints caused Q4 revenues to fall short of expectations with higher costs and manufacturing inefficiencies having a negative impact on margins. Substantial progress on production rates and margins awaits our vertically integrated manufacturing facility which is nearing completion for operations to start in Q3”.

“Advanced Products revenues, which grew 18% sequentially, exceeded revenues from legacy bricks. The Q4 book-to-bill ratio came in well above 1, with one-year backlog increasing 17% from the prior quarter and by a factor of 2.3 from the prior year.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 24, 2022 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on February 24, 2022. Telephone participants who are unable to pre-register should dial 800-230-3019 at approximately 4:45 p.m. and use the Passcode 88597864. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 11, 2022. The replay dial-in number is 888-286-8010 and the Passcode is 63075291. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2020, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31, 2021	DEC 31, 2020	DEC 31, 2021	DEC 31, 2020
Net revenues	$90,281	$84,302	$359,364	$296,576
Cost of revenues	49,465	43,851	181,164	165,129

Gross margin	40,816	40,451	178,200	131,447

Operating expenses:
Selling, general and administrative	18,619	16,127	69,484	63,163
Research and development	13,296	12,719	53,114	50,916

Total operating expenses	31,915	28,846	122,598	114,079

Income from operations	8,901	11,605	55,602	17,368

Other income (expense), net	204	378	1,203	1,093

Income before income taxes	9,105	11,983	56,805	18,461

Less: Provision for income taxes	206	788	176	539

Consolidated net income	8,899	11,195	56,629	17,922

Less: Net income attributable to noncontrolling interest	19	2	4	12

Net income attributable to Vicor Corporation	$8,880	$11,193	$56,625	$17,910

Net income per share attributable to Vicor Corporation:
Basic	$0.20	$0.26	$1.30	$0.42
Diluted	$0.20	$0.25	$1.26	$0.41

Shares outstanding:
Basic	43,887	43,301	43,651	42,186
Diluted	45,148	44,772	44,966	43,869

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31, 2021 (Unaudited)	DEC 31, 2020 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$182,418	$161,742
Short-term investments	45,215	50,166
Accounts receivable, net	55,097	40,999
Inventories, net	67,322	57,269
Other current assets	6,708	6,756

Total current assets	356,760	316,932

Long-term deferred tax assets	208	226
Long-term investment, net	2,639	2,517
Property, plant and equipment, net	115,975	74,843
Other assets	1,623	1,721

Total assets	$477,205	$396,239

Liabilities and Equity

Current liabilities:
Accounts payable	$21,189	$14,121
Accrued compensation and benefits	12,753	14,094
Accrued expenses	4,158	2,624
Sales allowances	1,464	597
Short-term lease liabilities	1,551	1,629
Income taxes payable	66	139
Short-term deferred revenue and customer prepayments	7,912	7,309

Total current liabilities	49,093	40,513

Long-term deferred revenue	413	733
Contingent consideration obligations	—	227
Long-term income taxes payable	569	643
Long-term lease liabilities	3,225	2,968

Total liabilities	53,300	45,084
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	346,221	328,943
Retained earnings	217,633	161,008
Accumulated other comprehensive loss	(1,328)	(204)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	423,599	350,820
Noncontrolling interest	306	335

Total equity	423,905	351,155

Total liabilities and equity	$477,205	$396,239